EXHIBIT 5

OPINION OF COUNSEL

November 5, 2009

The Dow Chemical Company

2030 Dow Center

Midland, Michigan 48674

Ladies and Gentlemen:

I am Associate General Counsel - Corporate Transactions of The Dow Chemical Company, a Delaware corporation (the "Company"). Reference is hereby made to the Registration Statement on Form S-8 filed by the Company on the date hereof with the Securities and Exchange Commission, relating to the registration of 6 million shares of the Company's common stock, par value $2.50 per share (the "Common Stock"), for The Dow Chemical Company 2003-2013 Employees' Stock Purchase Plan (the "Plan").

In rendering the opinions expressed below, I have supervised the examination of: (a) the Restated Certificate of Incorporation of the Company and all amendments thereto; (b) the Bylaws of the Company and all amendments thereto; (c) the Registration Statement on Form S-8; (d) resolutions of the Board of Directors of the Company; and (e) such other documents, corporate records and instruments as I have deemed necessary or advisable for the purpose of this opinion.

Based on the foregoing, and subject to the qualifications hereinafter set forth, it is my opinion that:

1. The Company is duly organized and existing under the laws of the State of Delaware; and

2. The Common Stock to be issued pursuant to the Plan is duly authorized for issuance and, when issued and delivered, will be legally issued, fully paid and nonassessable.

I do not express any opinion concerning matters under or involving any law other than the law of the State of Michigan, the General Corporation Law of the State of Delaware and applicable federal law of the United States of America. The opinions expressed herein are based upon the laws in effect on the date hereof, and I assume no obligation to revise or supplement this opinion should such laws be changed by legislative action, judicial decision or otherwise.

I hereby consent to the filing of this opinion as an exhibit to the Company's Registration Statement on Form S-8 and to the reference to me under the caption "Interests of Named Experts and Counsel" in the Registration Statement.

Very truly yours,

/S/ DUNCAN A STUART

Duncan A. Stuart

Associate General Counsel -

Corporate Transactions

The Dow Chemical Company